                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K/A

                                AMENDMENT NO. 2

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



         Date of Report (Date of earliest event reported): JUNE 1, 1998

                    HEALTHDYNE INFORMATION ENTERPRISES, INC.
-------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


            GEORGIA                    0-270576             58-2112366
-------------------------------      ------------  ----------------------------
(State or other jurisdiction of      (Commission         (I.R.S. Employer
 incorporation or organization)      File Number)       Identification No.)



1850 PARKWAY PLACE, SUITE 1100,  MARIETTA,  GEORGIA             30067
-------------------------------------------------------------------------------
    (Address of principal executive offices)                  (Zip Code)


(Registrant's telephone number, including area code):         (770) 423-8450
                                                     --------------------------


-------------------------------------------------------------------------------
          (Former name or former address, if changed since last report)

ITEM 5.  OTHER EVENTS.

         As previously reported in the Current Report on Form dated May 12, 1998, Healthdyne Information Enterprises, Inc., a Georgia corporation ("HIE" or the "Company"), completed a stock-for-stock merger (the "Merger") through a wholly-owned subsidiary with HUBLink, Inc. ("HUBLink"), a privately-held integration software tool company. In connection with the Merger, the Company issued an aggregate of 2,926,136 shares of its common stock, $.01 par value per share, together with associated preferred stock rights (the "Common Stock"), in exchange for all of the outstanding HUBLink common stock.

         The Merger has been accounted for as a pooling of interests. The Company is providing supplemental management's discussion and analysis of financial condition and results of operations, and supplemental consolidated financial statements which give retroactive effect to the Merger and are filed herein. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. These supplemental consolidated financial statements do not extend through the date of consummation of the Merger. However, they will become the historical consolidated financial statements of HIE and subsidiaries after financial statements covering the date of the consummation of the business combination are issued. The information contained herein does not include certain recent developments nor reflect the current financial condition of the Company, and therefore, should be read in conjunction with the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998 and the Company's other filings with the Securities and Exchange Commission.

                   Special Note on Forward-looking Statements

         This Current Report on Form 8-K, as amended by Amendment No. 2 thereto on Form 8-K/A, contains various forward-looking statements and information that are based on the Company's beliefs and assumptions, as well as information currently available to the Company. Without limiting the generality of the foregoing, the words "believe," "anticipate," "estimate," "expect," "intend," "plan," "seek" and similar expressions, when used in this Form 8-K and in such other statements, are intended to identify forward-looking statements. All forward-looking statements and information in this Form 8-K are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to differ materially from historical results or from any results expressed or implied by such forward-looking statements. Such factors include, without limitation, those factors discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 1997 under the caption "Business -- Factors Affecting Future Performance" and elsewhere in such Annual Report and in the Company's other filings with the Securities and Exchange Commission. Many of such factors are beyond the Company's ability to control or predict, and readers are cautioned not to put undue reliance on such forward-looking statements. The Company disclaims any obligation to update or review any forward-looking statements contained in this Report or in any statement referencing the factors affecting future performance and other cautionary statements set forth in this Report, whether as a result of new information, future events or otherwise.

                      SUPPLEMENTAL SELECTED FINANCIAL DATA

         The supplemental selected financial data are presented below for the years ended December 31, 1997, 1996 and 1995 and for the period from June 15, 1994 (date of incorporation) through December 31, 1994. The data should be read in conjunction with the Supplemental Consolidated Financial Statements, related notes and other financial information contained herein.

                                           FOR THE YEARS ENDED DECEMBER 31,          FOR THE PERIOD
                                           --------------------------------           FROM 6/15/94
                                                                                        (DATE OF
      SOURCE OF                                                                      INCORPORATION)
    SELECTED DATA                        1997             1996           1995         TO 12/31/94
                                         ----             ----           ----         -----------
                                             (Amounts in thousands, except for per share data)
SUPPLEMENTAL STATEMENTS OF OPERATIONS:
Total revenue                           $ 18,064        $ 20,243        $ 11,248        $  1,405
Operating earnings (loss)               $ (8,506)*      $    497        $ (9,891)*      $ (1,487)
Net earnings (loss)                     $ (8,596)*      $    107        $(10,961)*      $ (1,496)
Diluted net earnings (loss) per
   share of common stock                $  (0.38)*      $   0.01        $  (0.60)*      $  (0.08)
Shares used in the calculation of
   diluted net earnings (loss) per
   share of common stock                  22,587          21,277          18,302          17,720

* Includes non-recurring pre-tax and after-tax charges of $6.4 million and $5.4 million, or $0.28 and $0.30 net loss per share, in 1997 and 1995, respectively (see Notes 1 and 3 of Notes to Supplemental Consolidated Financial Statements).

                                                            AS OF DECEMBER 31,
                                       ------------------------------------------------
                                         1997         1996          1995          1994
                                         ----         ----          ----          ----
                                                    (Amounts in thousands)
SUPPLEMENTAL BALANCE SHEETS:
Total assets                            $28,940      $33,085      $22,793      $11,467
Long-term debt and obligations
 under capital leases, excluding
 current installments                   $   316      $ 4,316      $ 5,462      $   169

               SUPPLEMENTAL MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

         The Company was incorporated in Georgia on June 15, 1994 and was a wholly-owned subsidiary of Healthdyne, Inc. ("Healthdyne") until November 6, 1995, at which time Healthdyne distributed all of the outstanding shares of HIE Common Stock to Healthdyne's shareholders (the "Spin-Off"). The Company provides software tools and services to achieve the enterprise-wide integration of information. HIE's Common Stock is publicly traded on the Nasdaq National Market under the symbol "HDIE."

         The Company generates revenue from licensing integration software tools and providing integration services, such as education, consulting, project management, information integration, technology-driven re-design, software maintenance, implementation and expert-sourcing. In 1996 and prior years, the Company also sold computer hardware in conjunction with its integration software tools. Hardware revenue was and is expected to be insignificant in 1997 and future years.

         Software licenses are generally granted on a perpetual basis for a one-time, up-front fee. A standard per-student amount is charged for education classes. Consulting services are generally provided for a fixed fee based on estimated hours of service to be provided at standard hourly rates. Project management, information integration, technology-driven re-design and implementation fees are generally based on actual hours of service at standard hourly rates. Software maintenance agreements are generally one-year renewable service contracts for a prepaid standard fee. Expert-sourcing agreements are generally multiple-year renewable service contracts for a negotiated monthly fee.

         HIE completed a stock-for-stock merger (the "Merger") through a wholly-owned subsidiary with HUBLink, a privately-held integration software tool company, on May 12, 1998. The Merger was accounted for as a pooling of interests and, accordingly, the accompanying supplemental consolidated financial statements and notes thereto of the Company have been restated to include the accounts and operations of HUBLink. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in the financial statements that do not include the date of consummation. These supplemental consolidated financial statements do not extend through the date of consummation of the Merger. However, they will become the historical consolidated financial statements of the Company after financial statements covering the date of consummation of the business combination are issued. In connection with the Merger, the Company expects to take a charge of approximately $750,000 in May 1998 for acquisition-related expenses and expects to incur aggregate integration costs of approximately $250,000 to $500,000 during the second and third quarters of 1998.

         On June 12, 1996, the Company entered into an agreement effective April 1, 1996, with a former majority-owned subsidiary, DataView Imaging International, Inc. ("DataView"), that provided for a restructuring of the relationship between HIE and DataView, as discussed in Note 3 of Notes to Supplemental Consolidated Financial Statements included in the accompanying HIE Supplemental Consolidated Financial Statements. Subsequent to March 31, 1996, DataView's financial position, results of operations and cash flows are no longer included in HIE's Supplemental Consolidated Financial Statements due to immateriality.

         In October 1997, in conjunction with a change in executive management, the Company redefined its strategic direction as The Integration Solutions Company. As previously stated, HIE now provides software tools and services to achieve the enterprise-wide integration of information. Certain assets totaling $4.7 million that no longer contributed to the Company's new strategic direction were written-off or fully reserved. These written-off or fully reserved assets included: (a) the net book value of certain third-party and internally developed software totaling $2.7 million; (b) accounts receivable totaling $1.1 million and project completion costs totaling $550,000, both related to the software that the Company ceased selling and distributing under its new strategic direction; and (c) other costs totaling $313,000. Management estimates that approximately $852,000 of this $4.7 million charge will involve an expenditure of cash in relatively even amounts throughout 1998. Management believes that these cash expenditures will be funded by either cash flow from operations or short-term borrowings from the Company's existing line of credit. Management further believes that the change in strategic direction associated with this non-recurring charge will have a positive effect on future operating results.


         In addition, the operations of the Company's three operating subsidiaries at that time (Healthcare Communications, Inc. ("HCI"), Integrated Healthcare

Solutions, Inc. ("IHS") and Criterion Health Strategies, Inc. ("CHS")) were combined with those of the parent Company under a functional organization structure, i.e. sales, service, research and development and finance. HUBLink was subsequently included in that functional organization structure.

         On December 31, 1997, the Company exercised its option to acquire the remaining 50% ownership interest of CHS. CHS licenses the Criterion data integration software tool and provides project management, information integration and technology-driven re-design services. Since HIE did not have a majority ownership interest in CHS in 1997 and prior years, the operating results of CHS were not consolidated with the Company's consolidated operating results. HIE's share of CHS' operating results are presented as Losses of Affiliate in the accompanying Supplemental Consolidated Statements of Operations. In addition, the Company's acquisition of the remaining ownership interest in CHS during 1997 referred to above resulted in the $1.7 million purchased in-process research and development expense reflected in the accompanying Supplemental Consolidated Statements of Operations. See Notes 1 and 3 of Notes to Supplemental Consolidated Financial Statements.

         The Company is aware of the potential issues associated with the programming code in existing computer systems as the year 2000 approaches. The primary issue is whether or not computer systems will properly recognize date-sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause the system to fail. Management does not anticipate that the Company will incur either significant operating expenses or significant capital expenditures to be year 2000 compliant with respect to both its internal systems and the software tools that it markets. In fact, the Company's software tools and services could be utilized by HIE's customers and prospects to enable their systems to become year 2000 compliant.

         The Company expects the following external factors to affect the market for integration software tools and integration services in future years: (1) the continued consolidation of enterprises within various industries to achieve economies of scale; (2) the growing importance of information for the survival and prosperity of various enterprises; (3) the increasing complexity of information technology; and (4) the year 2000 issue referred to above.

         Software revenue is generally recognized upon shipment in accordance with Statement of Position 91-1, Software Revenue Recognition. Service revenue is recognized as the work is performed or, in the case of a fixed-fee contract, on the percentage of completion basis, even though some services are prepaid. On October 27, 1997, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 97-2, Software Revenue Recognition ("SOP 97-2"), which is effective in 1998. The Company expects adoption of SOP 97-2 to have no material effect on future HIE consolidated financial statements.

         The Company's Supplemental Consolidated Balance Sheets include assets designated as purchased software and capitalized software development costs. Purchased software includes the cost of purchased integration software tools and the cost of software acquired in connection with business combinations. It also includes the cost of licenses to use, embed and sell software tools developed by others. Certain costs of HIE proprietary software developed internally are capitalized in accordance with generally accepted accounting principles. The costs of individual software tools are being amortized ratably based on the projected revenue associated with the related software or on a straight-line basis over not more than five years, whichever method results in a higher level of annual amortization.

         The excess of cost over net assets of businesses acquired (goodwill) is being amortized over a period of fifteen years. At each balance sheet date, the Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds.

RESULTS OF OPERATIONS

         The following table sets forth both the Company's total revenue and the percentage of total revenue (unless otherwise indicated) for each component included in the Company's Supplemental Consolidated Statements of Operations for the years indicated:


                                                            Years ended December 31,
                                                    ----------------------------------------
                                                      1997            1996            1995
                                                    --------        --------        --------

    Total HIE revenue (in 000's)                    $ 18,064        $ 20,243        $ 11,248
                                                    --------        --------        --------

    Revenue:
        Software                                          41%             43%             55%
        Services and other                                59%             57%             45%
                                                    --------        --------        --------
             Total revenue                               100%            100%            100%
                                                    --------        --------        --------

    Cost of revenue:
        Software (as a % of software revenue)             14%             11%              9%
        Services and other (as a % of services
        and other revenue)                                56%             55%             60%
             Total cost of revenue                        39%             36%             31%
                                                    --------        --------        --------

    Gross profit                                          61%             64%             69%
                                                    --------        --------        --------

    Operating expenses:
        Sales and marketing                               30%             27%             44%
        Research and development                          17%             12%             24%
        General and administrative                        26%             22%             40%
                                                    --------        --------        --------
             Total operating expenses(1)                  73%             61%            108%
                                                    --------        --------        --------

    Operating earnings (loss)(1)                         (12)%             3%            (39)%

    Losses of affiliate                                    0%              0%            (10)%
    Minority interest                                      0%              0%              1%
    Interest income (expense), net                         0%             (2)%            (2)%
                                                    --------        --------        --------

    Earnings (loss) before income taxes(1)               (12)%             1%            (50)%
    Income tax benefit                                     0%              0%              1%
                                                    --------        --------        --------

    Net earnings (loss)(1)                               (12)%             1%            (49)%
                                                    ========        ========        ========




(1) Excludes non-recurring pre-tax and after-tax charges of $6.4 million and $5.4 million in 1997 and 1995, respectively. See Notes 1 and 3 of Notes to Supplemental Consolidated Financial Statements included in the accompanying HIE Supplemental Consolidated Financial Statements.

Comparison of Years ended December 31, 1997 and 1996

         Revenue. Total revenue was $18.1 million in 1997 compared to $20.2 million in 1996, a decrease of 11%. The decrease of $1.2 million, or 14%, in software revenue was primarily due to a reduction in integration engine software license fee revenue. The decrease of $945,000, or 8%, in services and other revenue was due primarily to a decrease in hardware revenue and low service personnel productivity at the beginning of 1997, both offset somewhat by increased software maintenance revenue. The Company reported steadily improving revenue during each quarter of 1997 for both software and services and other revenue with the exception of hardware revenue, which the Company did not actively market after 1996. Management believes that the decrease in revenue between 1996 and 1997 was neither a general marketplace nor a Company software or service issue. Management attributes the decreased revenue between years to
(1) the decision to de-emphasize hardware sales; (2) a deliberate reallocation of resources to establish new vertical markets outside of the healthcare industry for the Company's integration software tools; and (3) a Company distribution problem within the healthcare industry that management sought to address throughout the year by increasing the size of the direct sales force and the number of distributors. HIE more than doubled its sales force and added 21 new distributors during the latter part of 1997.

         Cost of revenue. The cost of revenue was $7.1 million in 1997 compared to $7.4 million in 1996, a decrease of 4%, related primarily to the 11% decrease in revenue discussed above in the "Revenue" section. The increase in cost of revenue from 36% to 39% of revenue between 1996 and 1997 is primarily attributable to the Company sub-licensing more third-party imaging, workflow and internet software tools in 1997 than it did during 1996, as well as a relatively low level of service personnel productivity at the beginning of 1997, both offset somewhat by the effect of reduced hardware revenue, which has a relatively high cost of revenue. Third-party software tools typically have a higher relative cost than the Company's proprietary software tools, such as the integration engine and the enterprise master person index software tools. Service personnel staffing was appropriately reduced in April 1997 and productivity improved thereafter.

         Gross profit. The Company's gross profit was $11.0 million in 1997 compared to $12.9 million in 1996, a decrease of 15%, due primarily to the revenue decrease discussed above in the "Revenue" section. Gross profit as a percent of revenue decreased from 64% in 1996 to 61% in 1997 primarily due to the higher cost of third-party software tools and the reduced levels of service personnel productivity, both offset somewhat by the lower level of high-cost hardware revenue, also discussed above in the "Cost of revenue" section.

         Sales and marketing. Sales and marketing expense was $5.4 million in both 1997 and 1996, but increased from 27% of revenue in 1996 to 30% of revenue in 1997 due to the relatively low revenue generated through relatively new direct and indirect distribution channels in both established and new vertical markets as discussed above in the "Revenue" section.

         Research and development. Research and development expense was $3.0 million in 1997 compared to $2.5 million in 1996, an increase of 17%. Cash expenditures for research and development increased by $115,000, or 3%, in 1997 due to increased expenditures for enterprise-level object-oriented message broker technology development, offset somewhat by decreased expenditures for the Clinical Assessment and Support System ("CASS") software tool in 1997 compared to 1996. The Company capitalized internally developed software costs of $467,000 and $789,000, or 14% and 24% of cash expenditures for research and development, in 1997 and 1996, respectively.

         General and administrative. General and administrative expense was $4.8 million in 1997 compared to $4.4 million in 1996, an increase of 8%. The increase of $369,000 between the two periods was primarily due to an increase of $301,000 in the allowance for doubtful accounts.

         Losses of affiliate. Losses of affiliate, which represents the Company's share of the losses of CHS arising from HIE's funding commitment to CHS, totaled $151,000 in 1997. Since HIE entered into an agreement with a third party during December 1995 that provided for a sharing of HIE's funding commitment to CHS, HIE did not incur any losses of affiliate in 1996.

         Interest income(expense), net. Net interest income was $61,000 in 1997 compared to net interest expense of $390,000 in 1996, due primarily to (1) interest income resulting from the Company's public offering of 2.75 million shares of its Common Stock during November 1996 and (2) decreased interest expense related to various payments of long-term debt and related accrued interest.

         Income tax benefit. The Company has no provision for income taxes in 1997 and 1996 due to the net loss incurred in 1997 and the utilization of available net operating loss carryforward benefits in 1996.

Comparison of Years ended December 31, 1996 and 1995

         Revenue. Total revenue was $20.2 million in 1996 compared to $11.2 million in 1995, an increase of 80% even though DataView's revenue was no longer included in the Company's consolidated revenue effective April 1, 1996 as discussed above. The mix of revenue shifted to more services and other revenue than software revenue between 1995 and 1996. Even though software revenue declined as a percent of total revenue in 1996, it still increased 39% between 1995 and 1996 due primarily to the continued growth of integration engine license fee revenue supplemented by software license fee revenue from the CASS and the enterprise master patient index software tools, both of which were released for general availability to the market during the second half of 1996. Services and other revenue grew 131% in 1996 due to the continued growth in software maintenance, implementation and education services and hardware revenue, all related to the integration engine software tool, and, more significantly, the demand by enterprises for system design, implementation and integration services of the imaging, workflow, internet, enterprise master person index and CASS software tools.

         Cost of revenue. The cost of revenue was $7.4 million in 1996 compared to $3.5 million in 1995, an increase of 109%, substantially all of which is related to the growth in revenue. The increase in cost of revenue from 31% to 36% of revenue between 1995 and 1996 is primarily attributable to the shift in revenue mix toward services and other revenue, which typically has a higher cost of revenue than software revenue. The increase in cost of software revenue as a percent of software revenue is due to the Company sub-licensing more third-party imaging, workflow and internet software tools in 1996 than it did during 1995. Third-party software tools typically have a higher relative cost than the Company's proprietary software tools, such as the integration engine, the enterprise master person index and CASS. The decrease in cost of services and other revenue as a percent of services and other revenue is due to productivity improvements as the Company's relatively new service organization matured during the year.

         Gross profit. The Company's gross profit was $12.9 million in 1996 compared to $7.7 million in 1995, an increase of 67%, due primarily to the revenue growth discussed above. Gross profit as a percent of revenue decreased from 69% in 1995 to 64% in 1996. The revenue mix shifted from 55% software revenue and 45% services and other revenue in 1995 to 43% software revenue and 57% services and other revenue in 1996. The main reason for the shift was the increase in system design, implementation and integration services. As discussed above, while software revenue, which has relatively high gross profit margins, increased 39%, services revenue, which normally has lower gross profit margins than software, increased 131% between 1995 and 1996.

         Sales and marketing. Sales and marketing expense was $5.4 million in 1996 and $5.0 million in 1995, an increase of 9%, due primarily to the net effect of increased sales personnel costs, sales commissions and travel expenses associated with increased sales staffing and the increase in revenue, offset somewhat by the exclusion of DataView from the Company's consolidated operating results for the last three quarters of 1996 as discussed above and secondarily to utilization of a more cost-effective international distribution network in 1996. Sales and marketing expense as a percent of revenue decreased from 44% in 1995 to 27% in 1996, reflecting the increased productivity of the Company's internal sales force and its distributors.

         Research and development. Research and development expense was $2.5 million in 1996 compared to $2.7 million in 1995, a decrease of 6%, due primarily to the capitalization of internally developed software costs totaling $789,000, which represented 24% of research and development expenditures in 1996, and secondarily to the exclusion of DataView from the Company's consolidated operating results for the last three quarters of 1996. No costs of internally developed software qualified for capitalization under generally accepted accounting principles in 1995.

         General and administrative. General and administrative expense was $4.4 million in 1996 compared to $4.5 million in 1995, a decrease of 2%. The decrease of $107,000 between the two years was primarily due to the net effect of (1) decreased staffing, outside service expense and other administrative costs at the Dallas, Texas office resulting from cost control measures initiated during the fourth quarter of 1995 and the first quarter of 1996 and (2) the exclusion of DataView from the Company's consolidated operating results for the last three quarters of 1996 as discussed above, both somewhat offset by (a) increased goodwill amortization related primarily to the step acquisition of a subsidiary during 1995; (b) identifiable expenses of being a new public company; and (c) increased administrative staffing costs to support current and projected growth of the operations in the Columbus, Ohio and Marietta, Georgia offices.

         Losses of affiliate. Losses of affiliate, which resulted from the Company's commitment to fund CHS, totaled $1.1 million in 1995. Because HIE entered into an agreement with a third party during December 1995 that provided for a sharing of HIE's funding commitment to CHS, HIE did not incur any losses of affiliate in 1996.

         Minority interest. The minority interest in net loss of subsidiary totaling $142,000 in 1995 is no longer applicable in 1996 as a result of HIE's increased ownership interest in said subsidiary to 100%, effective December 31, 1995.

         Interest income (expense), net. Net interest expense was $390,000 in 1996 compared to $208,000 in 1995, an increase of 88%, due primarily to the net effect of (1) increased interest expense associated with acquisition financing and (2) reduced interest expense under a financing agreement renegotiated at a lower interest rate effective January 1, 1996.

         Income tax benefit. The Company has no provision for income taxes in 1996 due to the utilization of available net operating loss carryforward benefits. The income tax benefit of $140,000 in 1995 relates to a subsidiary which filed a separate income tax return prior to HIE increasing its ownership interest in said subsidiary to 100% effective December 31, 1995.

LIQUIDITY AND CAPITAL RESOURCES

         The Company financed its operations from inception through the November 1995 Spin-Off primarily through equity investments totaling $22.0 million by Healthdyne. Following the Spin-Off, Healthdyne had no obligation or intention to make additional advances or equity infusions in the Company. Accordingly, during November 1996, the Company sold 2.75 million shares of its Common Stock in a secondary public offering (the "Secondary Offering") and received proceeds of $10.3 million, after deducting all offering-related expenses. In addition, the Company received proceeds of $3.0 million, after deducting all offering-related expenses, from various private placements of Common Stock and from employee stock option and purchase plans during 1995, 1996 and 1997. The Company generally uses capital leases to finance additions of computer equipment. The Company also periodically borrows under established lines of credit for working capital purposes.

         Prior to the completion of the Secondary Offering, the Company used its available cash and cash flow from operating activities to pay acquired debt and acquisition financing-related debt, as those obligations matured. Subsequent to the Secondary Offering, the Company used $800,000, $400,000 and $200,000 of cash during November 1996, April 1997 and September 1997, respectively, to prepay a portion of long-term debt at a discount. The Company also invested $995,000 during 1997 to satisfy its funding commitment to CHS. The Company is using the remainder of the net proceeds from the equity sources referred to above to pay debt as it matures and for working capital and general corporate purposes. The Company's present financial condition and its plans for future working capital and other capital requirements are further discussed below.

         The Company has working capital of $2.7 million at December 31, 1997 compared to $10.8 million at December 31, 1996. Approximately $4.0 million of the decrease in working capital is due to the balance sheet classification of debt maturing on January 2, 1998. In addition, cash decreased $3.0 million between 1996 and 1997 for the reasons discussed below.

         Net cash provided by operating activities decreased $3.6 million between 1996 and 1997 due primarily to the net loss reported in 1997 compared to the net earnings reported in 1996 and the timing of payments of both accounts payable and accrued liabilities, offset somewhat by a reduction in cash used for increased accounts receivable.

         Net cash used in investing activities decreased $590,000 between 1996 and 1997 due primarily to the net effect of (1) a reduction of $1.6 million in purchased and capitalized software development costs related primarily to a reduction in the development efforts for the enterprise master person index and CASS software tools and (2) a decrease in capital expenditures of $183,000 as the Company leased more equipment in 1997 than during 1996, both somewhat offset by an increase of $1.2 million in other non-current assets and liabilities, net related primarily to HIE's funding commitment to CHS in 1997 prior to HIE's acquisition of the remaining ownership interest in CHS on December 31, 1997.

         Net cash provided by financing activities decreased $6.7 million between 1996 and 1997 due primarily to the Secondary Offering in 1996 referred to above and secondarily to the decrease in payments for maturing or prepaid long-term debt previously discussed. The proceeds from equity transactions include (1) the net proceeds of $10.3 million from the Company's Secondary Offering and $729,000 from private placements of Common Stock in 1996; (2) the net proceeds of $1.2 million from private placements of Common Stock in 1997; and (3) relatively insignificant proceeds from employee stock option and purchase plans in both 1997 and 1996.

         As of December 31, 1997, the Company had $4.2 million of debt financing maturing over the next twelve months, of which $3.3 million matured and was paid on January 2, 1998. In addition, outstanding borrowings under an established line of credit totaled $970,000 at December 31, 1997. During August 1997, the Company renewed an additional line of credit with a bank and also increased the credit line from $1.0 million to $2.0 million on essentially the same terms and conditions as the expiring line of credit. The Company plans to maintain at least a $2.0 million line of credit for unanticipated needs and financial flexibility. Based on its current 1998 business plan and business model projections, which extend through the end of 1999, the Company believes that currently available cash, borrowings from its existing or anticipated lines of credit, and anticipated cash flow from operating activities, especially the collection of accounts receivable, will be sufficient to meet the Company's capital requirements for at least the next twelve months and through the period covered by the Company's current business model projections.

         The following Supplemental Consolidated Financial Statements of the Company and its subsidiaries and independent auditors' report thereon are included as pages F-1 through F-24 of this Amendment No. 2 on Form 8-K/A to the Company's Current Report on Form 8-K dated June 1, 1998:


                                                                            Page
Independent Auditors' Report..............................................   F-1

Supplemental Consolidated Balance Sheets --
     December 31, 1997 and 1996...........................................   F-2

Supplemental Consolidated Statements of Operations -- Years Ended
     December 31, 1997, 1996 and 1995............... .....................   F-3

Supplemental Consolidated Statements of Shareholders' Equity --
     Years Ended December 31, 1997, 1996 and 1995.........................   F-4

Supplemental Consolidated Statements of Cash Flows  --  Years Ended
     December 31, 1997, 1996 and 1995.....................................   F-5

Notes to Supplemental Consolidated Financial Statements...................   F-7

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors and Shareholders
Healthdyne Information Enterprises, Inc.


We have audited the accompanying supplemental consolidated balance sheets of Healthdyne Information Enterprises, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related supplemental consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These supplemental consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The supplemental consolidated financial statements give retroactive effect to the merger of Healthdyne Information Enterprises, Inc. and HUBLink, Inc. on May 12, 1998, which has been accounted for as a pooling of interests as described in
Note 3 to the supplemental consolidated financial statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation. However, they will become the historical consolidated financial statements of Healthdyne Information Enterprises, Inc. and subsidiaries after financial statements covering the date of consummation of the business combination are issued.

In our opinion, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of Healthdyne Information Enterprises, Inc. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles applicable after financial statements are issued for a period which includes the date of consummation of the business combination.



                                            KPMG PEAT MARWICK LLP


Atlanta, Georgia
June 1, 1998

                    HEALTHDYNE INFORMATION ENTERPRISES, INC.
                                AND SUBSIDIARIES

                    Supplemental Consolidated Balance Sheets
                    (In thousands, except per share amounts)

                                                                                          December 31,
                                     Assets                                            1997          1996
                                                                                     -------       -------
Current assets:
    Cash and cash equivalents (note 10)                                              $ 7,777       $10,771
    Trade accounts receivable, less allowances of $626 and $325
      at December 31, 1997 and 1996, respectively (notes 1(d))                         5,977         6,038
    Other current assets                                                               1,375           973
                                                                                     -------       -------
        Total current assets                                                          15,129        17,782

Notes receivable                                                                         335           333
Purchased software, net of accumulated amortization of $778
    and $770 at December 31, 1997 and 1996, respectively (notes 1(e) and 1(k))         2,397         3,587
Capitalized software development costs, net of accumulated
    amortization of $122 and $39 at December 31, 1997 and 1996,
    respectively (notes 1(f) and 1(k))                                                   564           750
Property and equipment, net (note 4)                                                   1,939         1,644
Excess of cost over net assets of businesses acquired, less accumulated amortization of $1,939 and $1,267 at December 31,
    1997 and 1996, respectively (note 3)                                               8,503         8,836
Other assets                                                                              73           153
                                                                                     -------       -------

                                                                                     $28,940       $33,085
                                                                                     =======       =======

                      Liabilities and Shareholders' Equity

Current liabilities:
    Current installments of long-term debt and obligations
      under capital leases (notes 6 and 10)                                          $ 4,205       $   543
    Line of credit (note 6)                                                              970           850
    Accounts payable, principally trade                                                  863         1,401
    Accrued liabilities (notes 5 and 11)                                               2,821         1,083
    Deferred revenue                                                                   3,597         3,114
                                                                                     -------       -------
        Total current liabilities                                                     12,456         6,991

Long-term debt and obligations under capital leases, excluding
    current installments (notes 6 and 10)                                                316         4,316
Long-term portion of deferred revenue                                                    196           175
Other liabilities (note 11)                                                              280            --
                                                                                     -------       -------
Total liabilities                                                                     13,248        11,482
                                                                                     -------       -------

Shareholders' equity (note 8):
    Preferred stock, without par value. Authorized 20,000
      shares; designated Series A cumulative preferred stock
      500 shares; issued none                                                             --            --
    Common stock, $ .01 par value.  Authorized 50,000 shares;
      issued and outstanding 23,563 and 22,592 shares at
      December 31, 1997 and 1996, respectively                                           236           226
    Additional paid-in capital                                                        38,280        35,555
    Deferred compensation                                                                (73)          (23)
    Accumulated deficit                                                              (22,751)      (14,155)
                                                                                     -------       -------
        Total shareholders' equity                                                    15,692        21,603
                                                                                     -------       -------

Commitments (notes 9 and 11)                                                         $28,940       $33,085
                                                                                     =======       =======

See accompanying notes to supplemental consolidated financial statements.

                    HEALTHDYNE INFORMATION ENTERPRISES, INC.
                                AND SUBSIDIARIES

               Supplemental Consolidated Statements of Operations

                    (In thousands, except per share amounts)



                                                                        Years ended December 31,
                                                                -----------------------------------------
                                                                   1997            1996            1995
                                                                   ----            ----            ----
Revenue (note 12):
    Software                                                     $  7,388        $  8,622        $  6,223
    Services and other                                             10,676          11,621           5,025
                                                                 --------        --------        --------
        Total revenue                                              18,064          20,243          11,248
                                                                 --------        --------        --------

Cost of revenue:
    Software                                                        1,026             907             536
    Services and other                                              6,025           6,449           2,992
                                                                 --------        --------        --------
        Total cost of revenue                                       7,051           7,356           3,528
                                                                 --------        --------        --------

        Gross profit                                               11,013          12,887           7,720

Operating expenses:
    Sales and marketing                                             5,362           5,435           4,965
    Research and development                                        2,977           2,540           2,689
    General and administrative (including related
      party expenses of $13, $51 and $325
      for the respective periods) (note 2)                          4,784           4,415           4,522
    Obsolete software and other write-offs (note 1(k))              4,650              --             100
    Purchased in-process research and development
       (note 3)                                                     1,746              --           3,605
    Goodwill impairment and investment option
      reserve (note 3)                                                 --              --           1,730
                                                                 --------        --------        --------
        Operating earnings (loss)                                  (8,506)            497          (9,891)

Losses of affiliate (note 3)                                         (151)             --          (1,144)
Minority interest in net loss of subsidiary                            --              --             142
Interest expense                                                     (436)           (643)           (366)
Interest income                                                       497             253             158
                                                                 --------        --------        --------
        Earnings (loss) before income taxes                        (8,596)            107         (11,101)

Income tax benefit (note 7)                                            --              --             140
                                                                 --------        --------        --------

        Net earnings (loss)                                      $ (8,596)       $    107        $(10,961)
                                                                 ========        ========        ========

Net earnings (loss) per share of common stock (note 1(m)):
    Basic                                                        $   (.38)       $    .01        $   (.60)
                                                                 ========        ========        ========
    Diluted                                                      $   (.38)       $    .01        $   (.60)
                                                                 ========        ========        ========

Shares used in the calculation of net earnings
(loss) per share of common stock
(note 1(m)):
    Basic                                                          22,587          19,863          18,302
                                                                 ========        ========        ========
    Diluted                                                        22,587          21,277          18,302
                                                                 ========        ========        ========

See accompanying notes to supplemental consolidated financial statements.

                    HEALTHDYNE INFORMATION ENTERPRISES, INC.
                                AND SUBSIDIARIES

          Supplemental Consolidated Statements of Shareholders' Equity

                                 (In thousands)


                                                                                                                 Total
                                                                  Additional      Deferred       Accumu-         share-
                                              Common stock          paid-in        compen-        lated          holders'
                                           Shares       Amount      capital        sation        deficit          equity
                                           ------       ------     --------        ------       --------        --------

Balance, December 31, 1994                 15,500       $  155     $ 10,847        $   --       $ (1,265)       $  9,737
Adjustment for pooling of interests         2,251           23        2,085           (34)        (2,036)             38
                                           ------       ------     --------        ------       --------        --------
As restated                                17,751          178       12,932           (34)        (3,301)          9,775

Issuance of common stock                      615            6           (6)           --             --              --
Stock options exercised                       388            4          130            --             --             134
Capital contribution                           --           --       11,041            --             --          11,041
Deferred compensation related to
  granting of stock options                    --           --           20           (20)            --              --
Amortization of deferred compen-
  sation, net of forfeitures                   --           --          (51)           31             --             (20)
Net loss                                       --           --           --            --        (10,961)        (10,961)
                                           ------       ------     --------        ------       --------        --------
Balance, December 31, 1995                 18,754          188       24,066           (23)       (14,262)          9,969

Issuance of common stock
    in public and private offerings,
    net of offering expenses of $654        2,919           29       11,025            --             --          11,054
Stock options exercised                       905            9          452            --             --             461
Employee stock plan purchases                  14           --           58            --             --              58
Deferred compensation related to
  granting of stock options                    --           --           29           (29)            --              --
Amortization of deferred compen-
  sation, net of forfeitures                   --           --          (75)           29             --             (46)
Net earnings                                   --           --           --            --            107             107
                                           ------       ------     --------        ------       --------        --------
Balance, December 31, 1996                 22,592          226       35,555           (23)       (14,155)         21,603

Issuance of common stock in an
   acquisition                                416            4        1,095            --             --           1,099
Issuance of common stock
   in private offerings, net of
   offering expenses of $20                   280            3        1,236            --             --           1,239
Stock options exercised                       193            2           31            --             --              33
Employee stock plan purchases                  82            1          169            --             --             170
Deferred compensation related to
   granting of stock options                   --           --          233          (233)            --              --
Amortization of deferred compen-
   sation, net of forfeitures                  --           --          (39)          183             --             144
Net loss                                       --           --           --            --         (8,596)         (8,596)
                                           ------       ------     --------        ------       --------        --------

Balance, December 31, 1997                 23,563       $  236     $ 38,280        $  (73)      $(22,751)       $ 15,692
                                           ======       ======     ========        ======       ========        ========


See accompanying notes to supplemental consolidated financial statements.

                    HEALTHDYNE INFORMATION ENTERPRISES, INC.
                                AND SUBSIDIARIES

               Supplemental Consolidated Statements of Cash Flows

                                 (In thousands)

                                                                        Years ended December 31,
                                                                 ----------------------------------------

                                                                   1997            1996            1995
                                                                   ----            ----            ----
Cash flows from operating activities:
    Net earnings (loss)                                          $ (8,596)       $    107        $(10,961)
    Adjustments to reconcile net earnings (loss)
      to net cash provided by (used in) operating
      activities:
        Obsolete software and other write-offs (note 1(k))          4,614              --              --
        Purchased in-process research and
          development (note 3)                                      1,746              --           3,605
        Goodwill impairment (note 3)                                   --              --           1,430
        Investment option reserve (note 3)                             --              --             300
        Losses of affiliate                                           151              --           1,144
        Provision for doubtful accounts                               294             383              43
        Depreciation and amortization                               1,816           1,738           1,179
        Minority interest in net loss of subsidiary                    --              --            (142)
        Compensation related to stock options, net                    144             (46)            (20)
        Increase in trade accounts receivable                      (1,055)         (2,934)         (1,735)
        Increase in other current assets                             (711)           (197)           (483)
        Increase (decrease) in trade accounts payable                (767)            814             187
        Increase in accrued liabilities                               122             728             209
        Increase in deferred revenue                                  503           1,289             465
                                                                 --------        --------        --------
              Net cash provided by (used in)
                 operating activities                              (1,739)          1,882          (4,779)
                                                                 --------        --------        --------

Cash flows from investing activities:
    Purchased software                                               (445)         (1,713)         (1,643)
    Capitalized software development costs                           (467)           (789)             --
    Capital expenditures                                             (303)           (486)           (766)
    Acquisition of businesses, net of cash acquired                    --              --            (565)
    Change in other non-current assets and
       liabilities, net                                            (1,071)            112            (820)
                                                                 --------        --------        --------
              Net cash used in investing activities                (2,286)         (2,876)         (3,794)
                                                                 --------        --------        --------

Cash flows before financing activities                             (4,025)           (994)         (8,573)
                                                                 --------        --------        --------

Cash flows from financing activities:
    Proceeds from issuance of long-term debt                          583              67             559
    Principal payments on long-term debt                           (1,261)         (4,159)           (517)
    Net borrowings under line of credit                               120             250             600
    Proceeds from capital contributions                                --              --          10,936
    Proceeds from issuances of common stock                         1,589          11,573             134
                                                                 --------        --------        --------
              Net cash provided by financing activities             1,031           7,731          11,712
                                                                 --------        --------        --------

              Net increase (decrease)  in cash and cash
                 equivalents                                       (2,994)          6,737           3,139

Cash and cash equivalents at beginning of year                     10,771           4,034             895
                                                                 --------        --------        --------

Cash and cash equivalents at end of year                         $  7,777        $ 10,771        $  4,034
                                                                 ========        ========        ========

                                                                  (Continued)

                    HEALTHDYNE INFORMATION ENTERPRISES, INC.
                                AND SUBSIDIARIES

               Supplemental Consolidated Statements of Cash Flows

                                 (In thousands)




                                                                 Years ended December 31,
                                                        ------------------------------------------
                                                           1997              1996            1995
                                                           ----              ----            ----
Supplemental disclosures of cash paid for:
    Interest                                            $       190       $       279       $  372
                                                        ===========       ===========       ======

    Income taxes                                        $        --       $        --       $  140
                                                        ===========       ===========       ======

Supplemental disclosure of noncash investing
    and financing activities:
      Equipment acquired under capital lease
        obligations                                     $       467       $       132       $  277
                                                        ===========       ===========       ======
      Equipment contribution received from
        Healthdyne                                      $        --       $        --       $  105
                                                        ===========       ===========       ======

      Deferred revenue financed by a
        note receivable                                 $        --       $        --       $  417
                                                        ===========       ===========       ======

      Obligations incurred in connection with
        acquisitions (notes 3 and 11)                   $       840       $        --       $6,162
                                                        ===========       ===========       ======

      Issuance of common stock in connection with
        an acquisition (note 3)                         $     1,099       $        --       $   --
                                                        ===========       ===========       ======

See accompanying notes to supplemental consolidated financial statements.

                    HEALTHDYNE INFORMATION ENTERPRISES, INC.
                                AND SUBSIDIARIES

            Notes to Supplemental Consolidated Financial Statements

                        December 31, 1997, 1996 and 1995

                    (In thousands, except per share amounts)

(1)      Summary of Significant Accounting Policies

         (a)      Business

                  Healthdyne Information Enterprises, Inc. and subsidiaries (collectively referred to as "HIE" or the "Company") provide software tools and services to achieve the enterprise-wide integration of information.

                  HIE was incorporated on June 15, 1994 in the State of Georgia and is headquartered in Marietta, Georgia. HIE was a wholly owned subsidiary of Healthdyne, Inc. ("Healthdyne") until November 6, 1995 at which time Healthdyne distributed all of the outstanding shares of HIE to the Healthdyne shareholders (the "Spin-off").

         (b)      Basis of Supplemental Consolidated Financial Statement
                  Presentation

                  The supplemental consolidated financial statements include the accounts of the Company and its subsidiaries, as appropriate (see note 3).

                  The supplemental consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the supplemental consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the supplemental consolidated balance sheets and income and expenses for the periods. Actual results could differ from those estimates.

                  All significant intercompany balances and transactions have been eliminated in consolidation.

         (c)      Cash and Cash Equivalents

                  Cash and cash equivalents consist of cash and short-term investments with original maturities of three months or less.

                    HEALTHDYNE INFORMATION ENTERPRISES, INC.
                                AND SUBSIDIARIES

            Notes to Supplemental Consolidated Financial Statements


      (d)  Revenue

           Revenue is derived from the sale of integration software tools and from providing related education, consulting, project management, implementation, support and other integration services. Revenue from software licensing and support fees is recognized in accordance with Statement of Position ("SOP") 91-1, Software Revenue Recognition. Software revenue is recognized upon shipment since (i) collectibility of the related accounts receivable is probable, (ii) there are generally no obligations remaining under the related software license agreement after shipment, and (iii) customer acceptance is generally not contractually required. All service revenue is recognized as the work is performed or, in the case of a fixed fee contract, on the percentage-of-completion basis, even though some services are prepaid.

           The Company established business relationships with several new distributors in 1997 and therefore, limited historical data is available on which to base estimates of future returns, allowances and warranties. Management of the Company has provided an allowance for expected returns, allowances and warranties based on historical rates. The amounts of returns, allowances and warranties ultimately incurred could differ materially in the near term from the allowances calculated.

      (e)  Purchased Software

           Purchased software includes the cost of purchased integration software tools and the cost of software acquired in connection with business combinations. It also includes the cost of licenses to use, embed and sell software tools developed by others. These costs are being amortized ratably based on the projected revenue associated with these purchased or licensed tools and products or the straight-line method over five years, whichever method results in a higher level of annual amortization. Amortization expense related to purchased software amounted to $886, $620 and $150 in 1997, 1996 and 1995, respectively (see notes 1(k) and 3).

                    HEALTHDYNE INFORMATION ENTERPRISES, INC.
                                AND SUBSIDIARIES

            Notes to Supplemental Consolidated Financial Statements



      (f)   Research and Development and Capitalized Software Development Costs

            Prior to the determination of technological feasibility for software tools, research and development costs are expensed as incurred. After determination of technological feasibility and before the release of the software tools for general availability, the development costs related to such tools are capitalized. These costs are being amortized ratably based on the projected revenue associated with these tools or the straight-line method over five years, whichever method results in a higher level of annual amortization. The Company capitalized $467 and $789 of software development costs in 1997 and 1996, respectively. There were no capitalized software costs in 1995. Amortization expense related to capitalized software development costs was $101 and $39 in 1997 and 1996, respectively (see note 1(k)).

      (g)  Property and Equipment

           Property and equipment are stated at cost less accumulated depreciation. Depreciation is provided on the straight-line method over an estimated useful life of five years. Amortization of leasehold improvements is recorded over the shorter of the lives of the related assets or the lease terms and is included in depreciation expense.

      (h)  Excess of Cost Over Net Assets of Businesses Acquired

           The excess of cost over net assets of businesses acquired (goodwill) is being amortized using the straight-line method over 15 years. Amortization expense related to acquired businesses amounted to $672, $682 and $708 in 1997, 1996 and 1995, respectively. At each balance sheet date, the Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds (see notes 1(k) and 3).

      (i) Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of

           The Company adopted the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, on January 1, 1996. This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net

                    HEALTHDYNE INFORMATION ENTERPRISES, INC.
                                AND SUBSIDIARIES

            Notes to Supplemental Consolidated Financial Statements


            cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Adoption of this statement did not have a material impact on the Company's financial position, results of operations, or liquidity.

      (j)   Stock Option Plans

            Prior to January 1, 1996, the Company accounted for its stock option plans in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense to be recognized over the related vesting period would generally be determined on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS 123"), which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net earnings (loss) and pro forma earnings
            (loss) per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosures required by SFAS 123 (see note 8).

      (k)   Non-recurring Charges

            The Company incurred the following non-recurring charges during the fourth quarters of 1997 and 1995:

                                                                                      1997         1995
                                                                                      ----         ----
           Obsolete software and other write-offs (described below)                 $ 4,650       $  100
           Purchased in-process research and development (note 3)                     1,746        3,605
           Goodwill impairment (note 3)                                                  --        1,430
           Investment option reserve (note 3)                                            --          300
                                                                                     ------        -----
                                                                                    $ 6,396       $5,435
                                                                                     ======       ======

            During the fourth quarter of 1997, in conjunction with a change in executive management, the Company ceased selling and distributing, and consequently wrote-off, certain third-party and internally developed software, related project costs and accounts

                    HEALTHDYNE INFORMATION ENTERPRISES, INC.
                                AND SUBSIDIARIES

            Notes to Supplemental Consolidated Financial Statements


            receivable, and other costs that no longer contributed to the Company's redefined business direction stated in note 1 (a) above. In 1995, the Company wrote-off certain third-party software that it no longer intended to embed in its integration software tools.

            In connection with two of its acquisitions, the Company recorded non-recurring charges related to purchased in-process research and development costs for integration software tools. The amount of each of those non-recurring charges was equal to the estimated current fair value of specifically identified technologies for which technological feasibility had not yet been established pursuant to Statement of Financial Accounting Standards No. 86, "Accounting for Costs of Computer Software to be Sold, Leased or Otherwise Marketed" and for which future alternative uses did not exist at the time of acquisition.

      (l)   Income Taxes

            Prior to the Spin-off, the Company's results of operations were included in the consolidated Federal income tax returns filed by Healthdyne. Under the tax sharing agreement between the Company and Healthdyne, income taxes were recorded by the Company as if it filed separate income tax returns.

            The Company accounts for income taxes using an asset and liability approach in accordance with Statement of Financial Accounting Standards No. 109 ("SFAS 109"). Under SFAS 109, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Additionally, the effect on deferred taxes of a change in tax rates is recognized in earnings in the period that includes the enactment date. Income tax benefits are not recognized unless ultimate realization of such benefits is reasonably certain.

      (m)   Net Earnings (Loss) Per Share of Common Stock

            On December 31, 1997, the Company adopted Statement of Financial Accounting Standards No. 128, Earnings Per Share ("SFAS 128"), which prescribes the calculation methodology and financial reporting requirements for basic and diluted earnings per share. Basic earnings (loss) per common share available to common shareholders are based on the weighted average number of common shares outstanding. Diluted earnings (loss) per common share available to common shareholders are based on the weighted average number of common shares outstanding and dilutive potential common shares, such as dilutive stock options. All prior period net earnings (loss) data presented in these consolidated financial statements have been restated to conform to the provisions of SFAS 128.

      (n)   Recent Accounting Pronouncements

            Revenue Recognition

            Statement of Position 97-2, Software Revenue Recognition, issued by the Accounting Standards Executive Committee in October 1997, becomes effective for financial statements for fiscal years beginning after December 15, 1997. The Company does not expect the implementation of this statement to have a material impact on the Company's consolidated financial statements in 1998 and future years.

            Comprehensive Income

            Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income, issued by the Financial Accounting Standards Board ("FASB") in June 1997, becomes effective for fiscal years beginning after December 15, 1997. Comprehensive income includes all changes in equity during a period except those resulting in investments by owners and distributions to owners. The Company does not expect the implementation of this statement to have a material impact on the Company's consolidated financial statements in 1998 and future years.

            Segment Disclosures

            The Company continues to evaluate the requirements of Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information, issued by the FASB in June 1997, effective for fiscal years beginning after December 15, 1997. The provisions of this standard do not apply to interim periods in the year of adoption.

(2)    Related Party Transactions

       Matria Healthcare, Inc. ("Matria"), which was formed in a merger involving Healthdyne in March 1996, provides certain legal, tax, data processing, personnel and accounting services to the Company. Amounts charged to the Company related to such services, which have been reflected as general and administrative expenses in the accompanying consolidated statements of operations, were $13, $51 and $325 in 1997, 1996 and 1995, respectively.

                    HEALTHDYNE INFORMATION ENTERPRISES, INC.
                                AND SUBSIDIARIES

                   Notes to Supplemental Consolidated Financial Statements

       Charges for services provided by Matria to the Company are generally determined based on estimates of actual time in providing such services to the Company using actual costs without markup. To the extent that charges for such services and for costs incurred by Matria on the Company's behalf are allocations of common expenses, such allocations are based on one or more criteria such as asset or revenue size, relative transaction volume, employee headcounts, facility size and other relevant criteria. The Company believes that such allocation methods result in reasonable approximations of the common expenses related to the Company.

(3)    Acquisitions

       HUBLink, Inc.
       In May, 1998, the Company issued 2.9 million shares of its common stock in exchange for all outstanding common stock of HUBLInk, Inc. ("HUBLink") of Columbus, Ohio, an integration software tool company. This business combination has been accounted for as a pooling-of-interests combination.

       In connection with the Merger, the Company expects to take a charge of approximately $750,000 in May 1998 for acquisition-related expenses and expects to incur aggregate integration costs of $250,000 to $500,000 during the second and third quarters of 1998.

       The financial position and results of operations of the Company have been restated for all periods prior to the Merger to give retroactive effect to the Merger. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in the financial statements that do not include the date of consummation. These supplemental consolidated financial statements do not extend through the date of consummation of the Merger. However, they will become the historical consolidated financial statements of the Company, after financial statements covering the date of consummation of the business combination are issued.

       The results of operations previously reported by the separate enterprises and the combined amounts presented in the accompanying supplemental consolidated financial statements are summarized below:


                                              Years ended December 31,
                                              ------------------------
                                         1997           1996           1995
                                         ----           ----           ----
           Revenue:
                  HIE                $ 15,552       $ 16,151       $  8,700
                  HUBLink               2,512          4,092          2,548
                                     --------       --------       --------
                  Combined           $ 18,064       $ 20,243       $ 11,248
                                     ========       ========       ========


           Net earnings (loss):
                  HIE                $ (6,166)      $  1,183       $ (9,983)
                  HUBLink              (2,430)        (1,076)          (978)
                                     --------       --------       --------
                  Combined           $ (8,596)      $    107       $(10,961)
                                     ========       ========       ========

       Criterion Health Strategies, Inc.
       In October 1994, the Company committed to make certain loans to Criterion Health Strategies, Inc. ("CHS") of Nashville, Tennessee, a provider of data management software tools and services, with such loans being convertible into a 64% equity ownership interest in CHS. During December 1995, Massey Burch Capital Corp. ("Massey Burch") agreed to share equally HIE's funding commitment to CHS in exchange for half of HIE's potential equity ownership interest in CHS. In December 1996, HIE acquired an option (the "Option") to purchase Massey Burch's potential equity ownership interest in CHS. In June 1997, the existing and potential equity ownership interests of various parties in CHS were restructured and all equity ownership interests in CHS held by persons other than HIE and Massey Burch were canceled in exchange for the grant of options to purchase 199 shares of HIE common stock to CHS executive management and other employees at the fair value on the date of grant.

       On December 31, 1997, HIE exercised the Option to acquire Massey Burch's 50% equity ownership interest in CHS, bringing HIE's equity ownership interest in CHS to 100%, in exchange for 416 shares of HIE common stock and a warrant to purchase 50 shares of HIE common stock for $1.59 per share exercisable through December 2003. Prior to HIE's acquisition of the majority interest in CHS, the Company's share of the losses of CHS was netted against notes receivable from CHS and shown as losses of affiliate in the accompanying supplemental consolidated financial statements. CHS operations will be included in the Company's consolidated financial statements beginning on January 1, 1998.

       This acquisition was accounted for using the purchase method of accounting. The acquisition resulted in purchased in-process research and development of $1,746, which was expensed in 1997, purchased software of approximately $715 and additional cost over net assets acquired of approximately $336. The Company also assumed an $840 obligation to a third party for the exclusive use of a software tool in the healthcare industry (see notes 1(k) and 11).

       The purchased in-process research and development charge relates to a back-end software integration tool research and development project designed to facilitate the analysis of data stored in various disparate information systems. The amount of this purchased in-process research and development charge was determined based on the present value of management's estimate of the future cash flows (discounted by a risk-adjusted weighted average cost of capital of 45%) expected to be derived from the new software integration tool for its estimated eight-year life subsequent to the completion of the project after consideration of the fair value of the other CHS assets acquired.

       At the date of acquisition, management estimated that this research and development project was approximately 50% complete measured in terms of the total estimated man-hours for the project. While there can be no assurance that this project will be completed on time, if at all, management estimates that technological feasibility should be determined by mid-1998. Management further estimates that it will cost approximately $75 to achieve technological feasibility and $75 to position the proposed new integration tool for general distribution during the second half of 1998. Finally, management expects relatively insignificant software revenue from the proposed new integration tool in 1998, but growing software revenue contributions for four years thereafter, with the risk of failure to achieve expectations limited to the expected $150 incremental costs referred to above.

                    HEALTHDYNE INFORMATION ENTERPRISES, INC.
                                AND SUBSIDIARIES

            Notes to Supplemental Consolidated Financial Statements

       The following pro forma financial information presents the combined results of operations of HIE and CHS as if the acquisition had occurred as of January 1, 1996, after giving effect to certain adjustments, including the amortization of goodwill and purchased software and related income tax effects. The pro forma financial information does not necessarily reflect the results of operations that would have occurred had HIE and CHS constituted a single entity during 1997 and 1996.


                                                                          Years ended December 31,
                                                                         --------------------------
                                                                            1997             1996
                                                                         -----------     ----------
       Revenue                                                           $    18,834     $   20,672
                                                                         ===========     ==========
       Net loss                                                          $    (9,146)    $   (1,380)
                                                                         ===========     ==========
       Net loss per share                                                $      (.40)    $     (.07)
                                                                         ===========     ==========


       Healthcare Communications, Inc.
       During May 1995, the Company purchased a 13% interest in Healthcare Communications, Inc. ("HCI") of Dallas, Texas, a provider of integrated engine software, for approximately $3,061 in cash, bringing the Company's total ownership interest in HCI to 57%. The acquisition was accounted for using the purchase method of accounting with the results of operations of the business acquired included retroactively from January 1, 1995. The acquisition resulted in cost over net assets acquired of approximately $8,834. Effective December 31, 1995, HIE increased its ownership interest in HCI from 57% to 100% for approximately $6,162 in deferred payments financed by two promissory notes. The first promissory note for approximately $1,100 bore interest at 8% per annum, was secured by HCI's accounts receivable and was paid in full by the Company in April 1996. The original second promissory note was a convertible debenture for approximately $5,062, bearing interest at 6.4% per annum, secured by a portion of HCI common stock, and was due and paid in full on January 2, 1998 after the following prepayments. Principal and accrued interest totaling $1,007, $504 and $223 under this debenture were prepaid at a discount on November 15, 1996, April 30, 1997 and September 15, 1997, respectively (see note 6). The acquisition was accounted for using the purchase method of accounting. The acquisition resulted in purchased in-process research and development of approximately $3,605, which was expensed in 1995, purchased software of approximately $807 and additional cost over net assets acquired of approximately $1,169.

       DataView Imaging International, Inc.
       In June 1994, the Company acquired a 61% equity ownership interest and an option to acquire the remaining 39% interest in DataView Imaging International, Inc. ("DataView") of Norcross, Georgia, a provider of clinical image management systems. At the end of 1995, in conjunction with a change in HIE's strategic direction with respect to DataView,

                    HEALTHDYNE INFORMATION ENTERPRISES, INC.
                                AND SUBSIDIARIES

            Notes to Supplemental Consolidated Financial Statements

       the Company incurred non-recurring charges of $1,430 for goodwill impairment and $300 to fully reserve the cost of the option referred to above (see note 1). During 1996, HIE and DataView restructured their relationship whereby, among other things, HIE reduced its equity ownership interest in DataView to 19.5% in return for a $1,061 fully reserved promissory note and HIE limited its funding obligation to DataView to $2,042 (the balance of such funding as of March 31, 1996 evidenced by a fully reserved promissory note). Subsequent to March 31, 1996, DataView's financial statements are no longer consolidated with HIE due to the immateriality of DataView's current financial position and results of operations.

                    HEALTHDYNE INFORMATION ENTERPRISES, INC.
                                AND SUBSIDIARIES

            Notes to Supplemental Consolidated Financial Statements


(4)    Property and Equipment

       Property and equipment are summarized as follows:

                                                                December 31,
                                                                ------------
                                                              1997         1996
                                                              ----         ----
         Machinery and equipment                             $ 1,842       $1,501
         Furniture and fixtures                                  471          291
         Equipment under capital leases                          978          528
         Leasehold improvements                                   99           55
                                                             -------       ------
                                                               3,390        2,375
         Less accumulated depreciation and amortization        1,451          731
                                                             -------       ------

                    Net property and equipment               $ 1,939       $1,644
                                                             =======       ======


(5)    Accrued Liabilities

       Accrued liabilities are summarized as follows:

                                                                December 31,
                                                                ------------
                                                              1997         1996
                                                              ----         ----
         Project completion costs                            $ 1,076       $   --
         Benefits and compensation                               739          893
         License fee (note 11)                                   560           --
         Other                                                   446          190
                                                             -------       ------

                                                             $ 2,821       $1,083
                                                             =======       ======

                    HEALTHDYNE INFORMATION ENTERPRISES, INC.
                                AND SUBSIDIARIES

            Notes to Supplemental Consolidated Financial Statements


(6)    Long-Term Debt

       Long-term debt consists of the following:

                                                                                       December 31,
                                                                                       ------------
                                                                                     1997        1996
                                                                                     ----        ----
         Promissory note payable; interest at 6.4% payable at maturity; secured
             by a portion of HCI stock; paid in full on January 2, 1998              $3,309      $4,051
         Note payable to former shareholder of HCI; principal
             payable quarterly in amounts ranging from a
             minimum $25 to a maximum of 20% of HCI's
             gross revenue from its Europe/Middle East sales
             territory; paid in full during July, 1997                                   --         200
         Note payable to commercial banking institution at .375% above the prime rate (8.5% at December 31, 1997), due December
             31, 1998                                                                   350          --
         Note payable to HUBLink shareholder, payable on demand with interest payable at 2% above the prime rate; subsequently
             paid in full on May 12, 1998                                               285         285
         Obligations under capital leases - equipment leases; interest ranging from 9% to 17% with various monthly
             payments and maturing at various dates through
             June 1, 2001                                                               577         313
         Other                                                                           --          10
                                                                                     ------      ------
                    Total long-term debt                                              4,521       4,859

             Less current installments                                                4,205         543
                                                                                     ------      ------

                    Long-term debt, excluding current installments                   $  316      $4,316
                                                                                     ======      ======

       Approximate aggregate minimum annual payments due on long-term debt and capital leases subsequent to December 31, 1997 are as follows: 1998, $4,205; 1999, $177; 2000, $122; and 2001, $17.

       The Company has a $2 million line of credit agreement with a bank. Amounts outstanding under this agreement bear interest at the bank's prime rate plus 1% (9.50% at December 31, 1997) and are payable on demand. No amounts were outstanding on December 31, 1997.

                    HEALTHDYNE INFORMATION ENTERPRISES, INC.
                                AND SUBSIDIARIES

            Notes to Supplemental Consolidated Financial Statements


       HUBLink has a $1 million line of credit agreement with another bank. Amounts outstanding under this agreement bear interest at .375% above the bank's prime rate (8.5% at December 31, 1997). At December 31, 1997, the Company had additional borrowing capacity under this line of credit of $30. The line of credit is secured by substantially all of HUBLink's assets and is guaranteed by a HUBLink shareholder. Any amounts outstanding under the line of credit are due on December 31, 1998. On May 12, 1998, the outstanding balance on this line of credit was paid in full and this line of credit was cancelled by the Company.

(7)    Income Taxes

       The components of income tax (expense) benefit are as follows:


                                                   Years ended December 31,
                                                   ------------------------

                                                 1997          1996        1995
                                                 ----          ----        ----
           Current:
              Federal                           $    --      $     --      $ 163
              State                                  --            --         --
              Foreign                                --            --        (23)
                                                -------      --------      -----

                  Total income tax benefit      $    --      $     --      $ 140
                                                =======      ========      =====

       A reconciliation of the expected income tax (expense) benefit (based on the U.S. Federal statutory rate) to the actual income tax (expense) benefit is as follows:

                                                                Years ended December 31,
                                                                ------------------------
                                                             1997         1996          1995
                                                             ----         ----          ----
         Computed expected income tax
             (expense) benefit                              $ 3,008       $ (37)      $ 3,885
         Goodwill amortization and other
             nondeductible expenses                            (266)       (178)       (1,995)
         Losses utilized by Healthdyne                           --          --          (700)
         Losses in excess of allowable carrybacks            (2,689)       (465)         (722)
         Utilization of prior year financial statement
             losses                                              --         680            --
         Losses of affiliate                                    (53)         --          (400)
         Other                                                   --          --            72
                                                            -------       -----       -------
                                                            $    --       $  --       $   140
                                                            =======       =====       =======

                    HEALTHDYNE INFORMATION ENTERPRISES, INC.
                                AND SUBSIDIARIES

            Notes to Supplemental Consolidated Financial Statements


       The tax effects of temporary differences that give rise to significant portions of the deferred tax asset are as follows:

                                                                   December 31,
                                                                   ------------
                                                                1997          1996
                                                                ----          ----
         Deferred tax assets (liabilities):
             Allowance for doubtful accounts                 $    61       $    58
             Accruals and reserves not deducted for tax
                purposes                                         213           181
             Depreciation and amortization                      (172)         (244)
             Net operating loss carryforwards                  5,942         2,974
             Revenue recognition                                 272            34
             Tax credit carryforwards                            266           157
                                                             -------       -------
                  Total gross deferred tax asset               6,582         3,160

         Less valuation allowance                              6,582         3,160
                                                             -------       -------

                  Net deferred tax asset                     $    --       $    --
                                                             =======       =======

       At December 31, 1997, the Company had the following estimated credits and net operating loss carryforwards available for Federal income tax reporting purposes to be applied against future taxable income and tax liabilities:


                                                         Net
                                Foreign       R&D     operating
       Year of expiration      tax credit   credit       loss
       ------------------      ----------   -------      ----

              1999             $  4        $    --    $      --
              2000               23             --            5
              2009               --             38        1,530
              2010               --             42        2,336
              2011               --             50        6,499
              2012               --            109        6,608
                               ----        -------    ---------

                               $ 27        $   239    $  16,978
                               ====        =======    =========

       The net operating loss carryforward of $16,978 includes deductions of approximately $3,878 related to the exercise of stock options which will be credited to additional paid-in capital when recognized. The alternative minimum tax net operating loss carryforward approximates the regular net operating loss carryforward. A portion of the net operating

                    HEALTHDYNE INFORMATION ENTERPRISES, INC.
                                AND SUBSIDIARIES

            Notes to Supplemental Consolidated Financial Statements


       loss (approximately $7,517) is limited by Section 382 of the Internal Revenue Code of 1986, as amended, to an annual utilization of approximately $872.

(8)    Shareholders' Equity

       Capitalization

       On August 10, 1995, the Company's Board of Directors approved an amendment to the Company's articles of incorporation which increased the number of authorized shares of common stock from 20,000 to 50,000 and increased the number of authorized shares of preferred stock from 10,000 to 20,000. On November 6, 1995, Healthdyne distributed all of the 16,115 then-outstanding shares of the Company's common stock to the Healthdyne shareholders.

       Public and Private Offerings

       On November 4, 1996, the Company sold 2,750 shares of its common stock and received proceeds of approximately $10,325, net of offering expenses of $634. In 1997 and 1996, HUBLink issued 280 and 169 equivalent shares of HIE common stock and received proceeds of $1,239 and $729, respectively, net of offering costs of $20 in each year.

       Stock Option Plans

       The Company maintains five stock option plans for the benefit of key employees, nonemployee directors, and certain directors and employees of Healthdyne (with such Healthdyne-related plan being established pursuant to the Spin-off). A total of 5,268 shares of the Company's common stock have been authorized for issuance under these plans. Most of the stock options granted under these plans are exercisable in equal amounts over three years and expire in six years. Other terms of options granted under the plans are determined by the Stock Option Committee of the Company's Board of Directors, subject to the terms of the respective plans.

                    HEALTHDYNE INFORMATION ENTERPRISES, INC.
                                AND SUBSIDIARIES

            Notes to Supplemental Consolidated Financial Statements

       The per share weighted-average fair values of stock options granted during 1997, 1996 and 1995 were $1.14, $2.02 and $0.66, respectively, on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

                                                                    1997          1996         1995
                                                                    ----          ----         ----

                  Expected volatility                                 40%           41%          46%
                  Expected dividend yield                           none          none         none
                  Risk-free interest rate                            5.5%         6.25%         6.0%
                  Expected life of stock options                 5 years       5 years      5 years

       The Company applies APB Opinion No. 25 in accounting for its stock option plans. Accordingly, no compensation cost has been recognized for its stock options in the supplemental consolidated financial statements, unless the stock options were granted at an exercise price below fair value at the grant date, in which case the difference between the exercise price and the fair value has been recorded as deferred compensation cost and is being amortized over the relevant period of benefit. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS 123, the Company's reported net earnings (loss) and related per share amounts would have been changed to the pro forma amounts indicated below:


                                                                1997       1996        1995
                                                              -------      -----      --------
                  Net earnings (loss):
                     As reported                              $(8,596)     $ 107      $(10,961)
                     Pro forma                                 (9,301)      (717)      (11,246)
                  Diluted net earnings (loss) per share:
                     As reported                              $  (.38)     $ .01      $   (.60)
                     Pro forma                                   (.41)      (.04)         (.61)

       Pro forma net earnings (loss) reflects only options granted in 1997, 1996 and 1995. Therefore, the full effect of calculating compensation cost for stock options under SFAS 123 is not reflected in the pro forma net earnings (loss) and related per share amounts presented above because compensation cost is reflected over the vesting period of the options and compensation cost for options granted prior to January 1, 1995 is not considered.

       A summary of stock option transactions under these plans during 1995, 1996 and 1997 is shown below:


                                                                                   Option price per share
                                                                       Number                    Weighted
                                                                      of shares       Range       average
                                                                      ---------       -----       -------
           Options outstanding at December 31, 1994                       172      $0.25 - $3.16    $1.50
               Granted (at fair market value on the dates
                 of original grant)                                     3,301      $0.23 - $3.28    $0.94
               Exercised                                                 (388)     $0.23 - $0.88    $0.35
               Canceled or expired                                        (58)     $0.23 - $3.28    $1.40
                                                                        -----

           Options outstanding at December 31, 1995                     3,027      $0.23 - $3.28    $1.05
               Granted (at fair market value on the dates
                 of original grant)                                     1,072      $2.37 - $5.88    $4.31
               Exercised                                                 (905)     $0.23 - $1.50    $0.50
               Canceled or expired                                       (253)     $0.23 - $4.81    $2.96
                                                                        -----

           Options outstanding at December 31, 1996                     2,941      $0.23 - $5.88    $2.24
               Granted (at fair market value on the dates
                 of original grant)                                     1,242      $0.25 - $5.88    $2.74
               Exercised                                                 (193)     $0.23 - $1.50    $0.93
               Canceled or expired                                       (499)     $1.31 - $5.88    $3.81
                                                                        -----
           Options outstanding at December 31, 1997                     3,491      $0.23 - $5.88    $2.21
                                                                        =====
           Options exercisable at December 31, 1995                     1,884      $0.23 - $3.16    $0.71
                                                                        =====
           Options exercisable at December 31, 1996                     1,334      $0.23 - $3.16    $1.09
                                                                        =====
           Options exercisable at December 31, 1997                     1,511      $0.23 - $5.88    $1.57
                                                                        =====

       The following table summarizes information about stock options outstanding and exercisable at December 31, 1997:

                                                     Options outstanding                 Options exercisable
                                                     -------------------                 -------------------
                                                           Weighted
                                                            average      Weighted                     Weighted
                                              Number       remaining      average        Number        average
                                            outstanding   contractual    exercise      exercisable    exercise
             Classification                 at 12/31/97  life (months)     price       at 12/31/97      price
             --------------                 -----------  -------------     -----       -----------      -----

       Healthdyne-related                        408           32          $0.41             408        $0.41
       Directors                                 144           47          $2.06              84        $1.71
       Others                                  2,939           56          $2.47           1,019        $2.02
                                               -----                                       -----
                                               3,491           53          $2.21           1,511        $1.57
                                               =====                                       =====

                    HEALTHDYNE INFORMATION ENTERPRISES, INC.
                                AND SUBSIDIARIES

            Notes to Supplemental Consolidated Financial Statements

       Non-Employee Directors Stock Plan

       On October 20, 1995, the Company established a stock plan for non-employee directors whereby such directors may elect to receive all or a portion of their annual retainer fee in unrestricted shares of the Company's common stock. As of December 31, 1997, none of the 250 shares reserved for this plan have been issued.

       Stock Purchase Plan

       On July 1, 1996, the Company commenced an employee stock purchase plan for all eligible employees of HIE and designated subsidiaries. Participants may use up to 10% of their compensation to purchase the Company's common stock through payroll deductions for 85% of the lower of the beginning or ending stock price on a quarterly basis. Of the 200 shares of the Company's common stock reserved for issuance under this plan, 82 shares and 14 shares were issued during the years ended December 31, 1997 and 1996, respectively. Compensation cost related to this plan determined under SFAS 123 had an insignificant effect on the pro forma net earnings (loss) and pro forma diluted net earnings (loss) per share information disclosed above for 1997 and 1996.

       Shareholder Rights Plan

       On October 20, 1995, the Company's Board of Directors declared a dividend distribution of one purchase right for each share of the Company's common stock outstanding as of October 30, 1995. If a person or group acquires beneficial ownership of 15% or more of the Company's outstanding common stock or announces a tender offer or exchange that would result in the acquisition of a beneficial ownership right of 20% or more of the Company's outstanding common stock, the rights detach from the common stock and are distributed to shareholders as separate securities. Each right entitles its holder to purchase one one-hundredth of a share (a unit) of Series A Cumulative Preferred Stock, at a purchase price of $50 per unit. The rights, which do not have voting power, expire on October 23, 2005 unless previously distributed and may be redeemed by the Company in whole at a price of $.01 per right at any time before and within 10 days after their distribution. If the Company is acquired in a merger or other business combination transaction, or 50% of its assets or earnings power are sold at any time after the rights become exercisable, the rights entitle a holder to buy a number of common shares of the acquiring company having a market value of twice the exercise price of the right. If a person acquires 20% of the Company's common stock or if a 15% or larger holder merges with the Company and the common stock is not changed or exchanged in such merger, or engages in self-dealing transactions with the Company, each right not owned by such holder becomes exercisable

                    HEALTHDYNE INFORMATION ENTERPRISES, INC.
                                AND SUBSIDIARIES

            Notes to Supplemental Consolidated Financial Statements

       for the number of common shares of the Company having a market value of twice the exercise price of the right.

(9)    Employee Benefit Plans

       The Company, HCI and HUBLink each maintain a 401(k) defined contribution plan for the benefit of their employees. Prior to June 1, 1996, the Company's obligation for contributions under its 401(k) plan was limited to the lesser of
(i) one-half of each participant's contribution but not more than 2.5% of the participant's compensation or (ii) 20% of the Company's pretax earnings before consideration of this contribution. Subsequent to June 1, 1996, Company contributions are discretionary. The HCI plan provides for HCI contributions equal to one-half of each participant's contributions up to 3% of the participant's base salary. The HUBLink Plan provides for discretionary matching contributions, of which none had been made through December 31, 1997. Contributions to the plans included in the supplemental consolidated statements of operations were approximately $72, $79 and $81 in 1997, 1996 and 1995, respectively.

(10)   Fair Value of Financial Instruments

       Statement of Financial Accounting Standards No. 107, Disclosure about Fair Value of Financial Instruments, requires that the Company disclose estimated fair values for its financial instruments. Fair value estimates, methods, and assumptions are set forth below for the Company's financial instruments.

          (a)   Cash and Cash Equivalents

                The carrying amount approximates fair value because of the short maturity of these instruments.

          (b)   Long-Term Debt

                The Company estimates that the carrying amount of the Company's long-term debt approximates the fair value based on the current rates offered to the Company for debt of the same remaining maturities.

                    HEALTHDYNE INFORMATION ENTERPRISES, INC.
                                AND SUBSIDIARIES

            Notes to Supplemental Consolidated Financial Statements


(11)   Commitments

       The Company is committed under non-cancelable operating lease and capital lease agreements for facilities and equipment. The future minimum annual lease payments under these leases are summarized as follows:


                                                                    Operating   Capital
                   Year ending December 31,                           leases    leases
                   ------------------------                           ------    ------

                              1998                                    $  759      $299
                              1999                                       603       210
                              2000                                       434       138
                              2001                                       202        20
                              2002                                       193        --
                         Thereafter                                       32        --
                                                                      ------      ----

                                                                      $2,223       667
                                                                      ======      ====

                         Less interest                                              90
                                                                                  ====
                                 Present value of future minimum
                                     capital lease payments                       $577
                                                                                  ====

       Rental expense for operating leases (except those with lease terms of a month or less that were not renewed) was $918, $770 and $491 in 1997, 1996 and 1995, respectively.

       In conjunction with the acquisition of CHS on December 31, 1997, HIE assumed an $840 minimum third-party software license fee obligation, which is payable $560 in 1998 and $280 upon termination of this renewable license and is included in accrued liabilities and other liabilities, respectively, in the accompanying supplemental consolidated balance sheet as of December 31, 1997 (see note 5).

(12)   Major Customers

       No single customer accounted for more than 10% of the Company's revenue in either 1997 or 1995. One customer accounted for approximately 20% of the Company's revenue in 1996. No single distributor provided customers to the Company that accounted for more than 10% of the Company's revenue in either 1997 or 1996. One distributor provided customers to the Company that accounted for approximately 14% of the Company's revenue in 1995. Revenue from international sales was less than 10% of the Company's revenue in each of 1997, 1996 and 1995.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

         (a)(1) The following supplemental consolidated financial statements of the Company and its subsidiaries and report of independent auditors thereon are included as Pages F-1 through F-24 of this Amendment No. 2 on Form 8-K/A to the Company's Current Report on Form 8-K dated June 1, 1998:

         Independent Auditors' Report

         Supplemental Consolidated Balance Sheets -- December 31, 1997 and 1996

         Supplemental Consolidated Statements of Operations -- Years Ended December 31, 1997, 1996 and 1995

         Supplemental Consolidated Statements of Shareholders' Equity -- Years Ended December 31, 1997, 1996 and 1995

         Supplemental Consolidated Statements of Cash Flows -- Years Ended December 31, 1997, 1996 and 1995

         Notes to Supplemental Consolidated Financial Statements

         (a)(2) The following supporting supplemental financial statement schedule and report of independent auditors thereon are included as part of this Amendment No. 2 on Form 8-K/A to the Company's Current Report on Form 8-K dated June 1, 1998:

         *Independent Auditors' Report

         *Supplemental Schedule II - Valuation and Qualifying Accounts

(*Filed with the Company's Form 8-K dated June 1, 1998)

All other Schedules are omitted because the required information is inapplicable or the information is presented in the Supplemental Consolidated Financial Statements or related notes.

         (a)(3)   Exhibits:

  Exhibit
  Number          Description
  ------          -----------
   2.1            Agreement and Plan of Merger dated May 12, 1998 by and among
                  HIE, HIE Acquisition Corporation, HUBLink and Mark D. Shary
                  (filed as Exhibit 2.1 to the Company's Current Report on Form
                  8-K dated May 12, 1998, and incorporated herein by reference).

   2.2 Private Placement and Registration Rights Agreement dated as of May 12, 1998 among HIE and the Shareholders (as defined therein) (filed as Exhibit 2.2 to the Company's Current Report on Form 8-K dated May 12, 1998, and incorporated herein by reference).

   11*            Supplemental Statement of Computation of Per Share Earnings
                  (Loss).

   21*            Subsidiaries of the Company.

   23             Consent of KPMG Peat Marwick LLP.

   27*            Financial Data Schedule (for purposes of the Commission only).

---------------
* Previously filed.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                 Healthdyne Information Enterprises,  Inc.



                                 By: /s/ Cheryl N. Blanco
                                    -------------------------------------------
                                    Cheryl N. Blanco
                                    Vice President -- Controller, Chief
                                    Accounting Officer, Assistant Treasurer and
                                    Assistant Secretary (Duly authorized
                                    and principal accounting officer)

Date: August 31, 1998

                                  EXHIBIT INDEX





Exhibit
Number            Description
------            -----------
   2.1            Agreement and Plan of Merger dated May 12, 1998 by and among
                  Healthdyne Information Enterprises, Inc. ("HIE" or the
                  "Company"), HIE Acquisition Corporation, HUBLink, Inc.
                  ("HUBLink") and Mark D. Shary (filed as Exhibit 2.1 to the
                  Company's Current Report on Form 8-K dated May 12, 1998, and incorporated herein by reference).

   2.2 Private Placement and Registration Rights Agreement dated as of May 12, 1998 among HIE and the Shareholders (as defined therein) (filed as Exhibit 2.2 to the Company's Current Report on Form 8-K dated May 12, 1998, and incorporated herein by reference).

   11*            Supplemental Statement of Computation of Per Share Earnings (Loss).

   21*            Subsidiaries of the Company.

   23             Consent of KPMG Peat Marwick LLP.

   27*            Financial Data Schedule (for purposes of the Securities and
                  Exchange Commission only).

--------------
* Previously filed.